As filed with the Securities and Exchange Commission on October 31, 2024

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TWIN DISC, INCORPORATED

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of Incorporation or organization)	39-0667110 (I.R.S. Employer Identification No.)

222 East Erie Street, Suite 400

Milwaukee, Wisconsin 53202

(262) 638-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Twin Disc, Incorporated Amended and Restated 2021 Omnibus Incentive Plan

(Full title of the plan)

Jeffrey S. Knutson

Chief Financial Officer

222 East Erie Street, Suite 400

Milwaukee, Wisconsin 53202

(262) 638-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kenneth A. Hoogstra, Esq.

von Briesen & Roper, s.c.

411 East Wisconsin Avenue, Suite 1000

Milwaukee, Wisconsin 53202

(414) 287-1376

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

This Registration Statement pertains to 921,550 shares of Common Stock, no par value, of Twin Disc, Incorporated (the “Company”), pursuant to the Twin Disc, Incorporated Amended and Restated 2021 Omnibus Incentive Plan (the “Plan”). Documents containing the information specified in Part I of Form S-8 will be sent or given to individuals eligible to participate in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents filed by Twin Disc, Incorporated (the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024, as filed with the Commission on September 6, 2024 (the “Annual Report”);
(b)

the information specifically incorporated by reference into the Registrant’s Annual Report from the Registrant’s definitive proxy statement filed with the Commission on September 13, 2024 (as amended on September 18, 2024);

(c)	the Registrant’s Current Reports on Form 8-K, filed August 6, 2024, August 15, 2024, and August 15, 2024;
(d)

the description of the Registrant’s Common Stock, which is contained in the Registration Statement on Form 8-A, as filed with the Commission on October 15, 2004, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

None.

ITEM 6. Indemnification of Directors and Officers.

Certain provisions of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes (“WBCL”), provide that we will indemnify our directors and officers, as well as the directors and officers of each of our subsidiary companies, against liabilities and expenses incurred by such person by reason of the fact that such person was serving in such capacity, subject to certain limitations and conditions set forth in the WBCL. Our Bylaws also provide that we will indemnify, to the extent permitted by the WBCL, any person serving as, or having served as, a director or officer of the company, as well as any person serving or having served another business entity (including any of our benefit plans) upon written request of us pursuant to a resolution of its Board of Directors.

Under Section 180.0851(1) of the WBCL, we are required to indemnify a director or officer to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the company. In all other cases, Section 180.0851(2) of the WBCL requires us to indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the company, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to us and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

It is the public policy of the State of Wisconsin, expressed in Section 180.0859 of the WBCL, to require or permit indemnification and allowance of expenses for any liability incurred in connection with a proceeding involving federal or state statutory or administrative regulation of the offer, sale or purchase of securities, provided the applicable requirements for indemnification and allowance of expenses are satisfied.

We have purchased liability insurance policies that indemnify our directors and officers against loss arising from claims by reason of their legal liability for acts of such directors or officers, subject to limitations and conditions as set forth in the policies.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

Exhibit No.	Description

4.1	Restated Articles of Incorporation of Twin Disc, Incorporated (Incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K dated December 6, 2007), File No. 001-07635
4.2	Articles of Amendment to Restated Articles of Incorporation of Twin Disc, Incorporated (Incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K dated October 29, 2020), File No. 001-07635
4.3	Restated Bylaws of Twin Disc, Incorporated, as amended through October 29, 2020 (Incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K dated October 29, 2020) File No. 001-07635
4.4	Twin Disc, Incorporated Amended and Restated 2021 Omnibus Incentive Plan (Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K dated August 6, 2024), File No. 001-7635
5.1*	Opinion of von Briesen & Roper, s.c., regarding the validity of original issuance securities
23.1*	Consent of RSM US LLP
23.2*	Consent of von Briesen & Roper, s.c. (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page to this registration statement)
107*	Calculation of Filing Fee Tables

*	Filed herewith.

ITEM 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on October 31, 2024.

TWIN DISC, INCORPORATED
(Registrant)

/s/ John H. Batten
John H. Batten
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of Twin Disc, Incorporated hereby constitutes and appoints each John H. Batten and Jeffrey S. Knutson as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to this Registration Statement (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise), and cause the same to be filed with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	POSITION	DATE

/s/ John H. Batten	President, Chief Executive Officer (Principal Executive Officer) and Director	October 31, 2024
John H. Batten

/s/ Jeffrey S. Knutson	Vice President – Finance, Chief Financial Officer (Principal financial officer), Treasurer and Secretary	October 31, 2024
Jeffrey S. Knutson

/s/ Michael Doar	Director	October 31, 2024
Michael Doar

/s/ Janet P. Giesselman	Director	October 31, 2024
Janet P. Giesselman

/s/ David W. Johnson	Director	October 31, 2024
David W. Johnson

/s/ Michael C. Smiley	Director	October 31, 2024
Michael C. Smiley

/s/ Juliann Larimer	Director	October 31, 2024
Juliann Larimer

/s/ Kevin M. Olsen	Director	October 31, 2024
Kevin M. Olsen